Exhibit 99.1

XELR8 HOLDINGS LOSES APPEAL AT THE NYSE Alternext

March 3, 2009 - XELR8 Holdings, Inc. (NYSE Alternext: BZI), a provider of functional foods, beverages and nutritional supplements, announced today it has received notification from NYSE Alternext US (formerly known as the American Stock Exchange) that it has denied the company’s appeal, and its shares and warrants will be delisted from the NYSE Alternext US effective March 9, 2009.

While the company's shares traded as "BZI," on the NYSE Alternext, the company anticipates its shares to begin trading the same day on the in the over the counter market using a new symbol yet to be determined.

John Pougnet, CEO said “While we are disappointed that the NYSE has turned down our appeal to stay listed on the exchange, we believe that we can continue to grow the company, and we will strive to achieve profitability in the near future.  Our business operations will continue to operate at full capacity and we believe we can grow the company during these difficult economic times”.

“As we continue to grow the company, our intention is to seek relist on the NYSE Alternext or NASDAQ”, concluded Mr. Pougnet.

About XELR8 Holdings, Inc.
XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. XELR8's primary product is Bazi(TM), a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different super fruits and berries, including the Chinese jujube, the South American Açai Berry, Blueberries and Raspberries plus 12 vitamins and 68 minerals, providing all the daily vitamins and minerals you need in a single, convenient, great tasting one-ounce shot.

XELR8's commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and former Head Coach Mike Shanahan; professional football superstars Brian Griese and Marco Rivera; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. Additionally, XELR8 has collaboration agreements with both the renowned Steadman Hawkins Clinic and the Greenville Hospital System of South Carolina. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

Safe Harbor
Except for the historical information contained herein, the matters set forth in this press release, including the description of the company and its products offerings, are forward-looking statements within the meaning of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the historical volatility and low trading volume of our stock, the risk and uncertainties inherent in the early stages of growth companies, the company's need to raise substantial additional capital to proceed with its business, risks associated with competitors, and other risks detailed from time to time in the company's most recent filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
David Elias
Investor Relations
516-967-0205